Exhibit 99.1
FOR IMMEDIATE RELEASE
Financial Contact:
Chris Sammons, 225-932-2546
chris.sammons@shawgrp.com
Media Contact:
Gentry Brann, 225-987-7372
gentry.brann@shawgrp.com
Shaw Reports Third Quarter Fiscal Year 2009 Financial Results
•	Record backlog of $22.9 billion
•	Record quarterly operating cash flow of $431.8 million
•	Record total cash balance of $1.3 billion
BATON ROUGE, La., July 9, 2009 – The Shaw Group Inc. (NYSE: SGR) today reported net income of $7.9 million, or $0.09 per diluted share for the three months ended May 31, 2009. Net income excluding the Westinghouse segment was $48.2 million, or $0.57 per diluted share.
In comparison, the prior year quarterly period results including the Westinghouse segment were net income of $52.0 million, or $0.62 per diluted share, and excluding the Westinghouse segment were net income of $56.7 million, or $0.67 per diluted share.
Earnings before interest expense, income taxes, depreciation and amortization (EBITDA) for the third quarter of fiscal year 2009 including the Westinghouse segment were $71.5 million and excluding the Westinghouse segment were $98.3 million. In comparison, for the third quarter of fiscal year 2008, Shaw reported EBITDA of $113.7 million including the Westinghouse segment and EBITDA of $112.7 million excluding the Westinghouse segment.
Earnings for the third quarter of fiscal year 2009 were negatively impacted by increased costs on two fossil contracts within the company’s Fossil & Nuclear segment.
Revenues during the three months ended May 31, 2009, were $1.8 billion, essentially unchanged from the third quarter in the prior fiscal year.

The company’s backlog of unfilled orders at May 31, 2009, was a record $22.9 billion compared to $19.0 billion for the second quarter of fiscal year 2009 and $15.6 billion at the end of fiscal year 2008. Approximately $5.3 billion, or 23 percent, of the current backlog is expected to be converted to revenues during the next 12 months.
New awards for the quarter totaled $5.7 billion, driven primarily by the addition of the full nuclear engineering, procurement and construction contract for Georgia Power Company’s Vogtle Electric Generating Plant, a maintenance and modification services contract with Entergy Corporation and multiple new awards in the Environmental & Infrastructure segment.
Net cash provided by operating activities totaled a record $431.8 million during the third quarter of fiscal year 2009 compared to net cash provided by operating activities of $34.4 million in the third quarter of fiscal year 2008. Shaw’s total cash balance was a record $1.3 billion, the first time cash balance has exceeded $1 billion in the company’s history.
“While performance was relatively strong across most of our businesses, we are disappointed with two underperforming projects that impacted the results of our Fossil & Nuclear segment. Nonetheless, our record backlog along with record cash flow demonstrates long-term strength throughout our company,” said J.M. Bernhard Jr., chairman, president and chief executive officer of Shaw. “We continue to see momentum with our nuclear projects, and we are anticipating additional growth opportunities in our Environmental & Infrastructure segment through increased funding on existing projects and the potential for additional dollars through the American Recovery and Reinvestment Act of 2009.
“We expect full year 2009 earnings per diluted share, excluding the Westinghouse segment, to be approximately $2.00,” continued Mr. Bernhard. “However, given our strong cash generation in the third quarter, we are increasing our full year 2009 guidance for operating cash flow to approximately $525 million.”
Westinghouse Segment
During the third quarter of fiscal year 2009, Shaw received notice from Toshiba Corporation that Toshiba’s 2008 financial results failed to meet a minimum consolidated net worth threshold, thus creating a “Toshiba Event” as defined in the Put Option Agreements between the companies. These agreements, which were entered into at the time Shaw's subsidiary invested in Westinghouse and issued bonds to finance the transaction, are part of the security for the bonds outstanding. Under the terms of these agreements, a Toshiba Event allows, under certain circumstances, the bondholders to direct Shaw’s subsidiary to sell all or part of its Westinghouse equity to Toshiba. Proceeds from any sale must be used to repay the bonds.

As a result of the Toshiba Event, Shaw reclassified its investment in Westinghouse and the corresponding outstanding bonds from long-term to current. Due to the reclassification, Shaw was required to expense the unamortized original issuance bond discount of $22.8 million pre-tax, or $13.9 million after tax, as well as the remaining deferred financing costs of $6.6 million pre-tax, or $4.0 million after tax, in the current period. These non-cash charges are included as interest expense in the financial statements.
As of this date, the bondholders have not directed Shaw to exercise the Put Option, and the company has no knowledge of any intent to do so in the future. Exercise of the Put Option will not affect Shaw’s or Toshiba’s obligations under the Commercial Relationship Agreement, which provides Shaw with certain exclusive opportunities to bid on projects where the company would provide engineering, procurement and construction services on future Westinghouse AP1000™ nuclear power plants, along with other commercial opportunities such as the supply of piping for those units, during the term of that agreement. Subsequent to quarter end, Toshiba raised approximately $3 billion in equity and may no longer fail to meet the minimum financial criteria that trigger a Toshiba Event.
The results of the Westinghouse segment continue to experience significant volatility from non-cash foreign exchange translation losses resulting from increases in the U.S. dollar equivalent of the limited recourse Japanese yen denominated bonds currently outstanding. The translation losses amounted to $33.2 million pre-tax, or $20.2 million after-tax, in the third quarter of fiscal year 2009.
Conference Call
A conference call to discuss the company’s third quarter financial results will be held today, Thursday, July 9, at 5 p.m. Eastern time (4 p.m. Central time). A slide presentation will be posted on the Investor Relations page of Shaw’s Web site at www.shawgrp.com approximately one hour prior to the conference call. Interested parties may dial 1-800-471-6718 to listen live to the conference call or access a live audio webcast on the Investor Relations page of Shaw’s Web site at www.shawgrp.com.
A replay of the conference call will be available by telephone, as well as on the company’s Web site, approximately one hour after the conclusion of the call. To listen to a replay of the conference call by telephone, dial 1-888-843-8996 and use pass code 24805390#.

Calculation of EBITDA
The Shaw Group Inc. defines EBITDA as earnings before interest expense, income taxes, depreciation and amortization. EBITDA is an important financial measure used by The Shaw Group Inc. to assess performance. Although it is calculated using components derived from our financial statements prepared under generally accepted accounting principles (GAAP), EBITDA itself is not a GAAP measure. A table reconciling EBITDA to its most directly comparable GAAP measure is included in the summarized financial information within this release. Calculations of EBITDA should not be viewed as a substitute for calculations under GAAP, including net cash provided by operations, operating income and net income. In addition, EBITDA calculations by one company may not be comparable to EBITDA calculations made by another company.
The Shaw Group Inc. is a leading global provider of technology, engineering, procurement, construction, maintenance, fabrication, manufacturing, consulting, remediation and facilities management services for government and private sector clients in the energy, chemicals, environmental, infrastructure and emergency response markets. A Fortune 500 company with fiscal year 2008 annual revenues of $7 billion, Shaw is headquartered in Baton Rouge, La., and employs approximately 26,000 people at its offices and operations in North America, South America, Europe, the Middle East and the Asia-Pacific region. Shaw is the power sector industry leader according to Engineering News-Record’s list of Top 500 Design Firms. For further information, please visit Shaw’s web site at www.shawgrp.com.
# # #
The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for certain forward-looking statements. The statements contained herein that are not historical facts (including without limitation statements to the effect that the Company or its management “believes,” “expects,” “anticipates,” “plans” “includes”, “foresees”, “should”, “would”, “could” or other similar expressions) and statements related to revenues, earnings, backlog, or other financial information or results are forward-looking statements based on the Company’s current expectations and beliefs concerning future developments and their potential effects on the Company. However, the absence of these words does not mean the statements are not forward looking. There can be no assurance that future developments affecting the Company will be those anticipated by the Company. These forward-looking statements involve significant risks and uncertainties (some of which are beyond our control) and assumptions and are subject to change based upon various factors, including but not limited to current economic conditions. Should one or more of such risks or uncertainties materialize, or should any of our assumptions prove incorrect, actual results may vary in material respects from those projected in the forward-looking statements. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. A description of some of the risks and uncertainties that could cause actual results to differ materially from such forward-looking statements can be found in the Company’s reports and registration statements filed with the Securities and Exchange Commission, including its Form 10-K and Form 10-Q reports, and on the Company’s Web site under the heading “Forward-Looking Statements.” These documents are also available from the Securities and Exchange Commission or from the Investor Relations department of Shaw. For more information on the Company and announcements it makes from time to time on a regional basis, visit our Web site at www.shawgrp.com.

THE SHAW GROUP INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE THREE AND NINE MONTHS ENDED MAY 31, 2009 AND 2008
(In thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
		2008		2008
	2009	(Restated)	2009	(Restated)
Revenues	$1,848,442	$1,813,064	$5,416,392	$5,169,785
Cost of revenues	1,685,457	1,640,168	4,962,956	4,737,925

Gross profit	162,985	172,896	453,436	431,860
General and administrative expenses	78,634	72,327	222,144	212,878

Operating income	84,351	100,569	231,292	218,982
Interest expense	(950)	(1,600)	(3,798)	(6,581)
Interest expense on Japanese yen-denominated bonds including accretion and amortization	(39,450)	(9,982)	(60,170)	(28,127)
Interest income	1,899	4,529	8,140	15,873
Foreign currency translation gains (losses) on Japanese yen-denominated bonds, net	(33,224)	(8,479)	(163,485)	(106,189)
Other foreign currency transaction gains (losses), net	1,300	1,950	1,953	9,685
Other income (expense), net	347	1,245	(2,399)	1,344

Income before income taxes, minority interest and earnings from unconsolidated entities	14,273	88,232	11,533	104,987
Provision for income taxes	6,845	32,910	6,825	38,974

Income before minority interest and earnings from unconsolidated entities	7,428	55,322	4,708	66,013
Minority interest	(4,381)	(11,233)	(12,573)	(23,067)
Income from 20% Investment in Westinghouse, net of income taxes	4,342	5,822	11,340	12,698
Earnings (losses) from unconsolidated entities, net of income taxes	509	2,043	841	2,490

Net income (loss)	$7,898	$51,954	$4,316	$58,134

Net income (loss) per common share:
Basic	$0.09	$0.63	$0.05	$0.71

Diluted	$0.09	$0.62	$0.05	$0.69

Weighted average shares outstanding:
Basic	83,295	82,511	83,218	81,773
Diluted	84,647	84,253	84,225	84,013

THE SHAW GROUP INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
as of May 31, 2009 and August 31, 2008
(In thousands, except per share amounts)

	May 31, 2009
	(Unaudited)	August 31, 2008
ASSETS
Current assets:
Cash and cash equivalents	$1,150,338	$927,756
Restricted and escrowed cash	147,411	8,901
Accounts receivable, including retainage, net	832,567	665,870
Inventories	251,293	241,463
Costs and estimated earnings in excess of billings on uncompleted contracts, including claims	496,947	488,321
Deferred income taxes	231,843	93,823
Prepaid expenses	36,297	25,895
Investment in Westinghouse	950,281	—
Other current assets	43,774	37,099

Total current assets	4,140,751	2,489,128
Investments in and advances to unconsolidated entities, joint ventures and limited partnerships	20,914	19,535
Investment in Westinghouse	—	1,158,660
Property and equipment, at cost	585,127	519,305
Less accumulated depreciation	(247,348)	(233,755)
Property and equipment, net	337,779	285,550
Goodwill	501,911	507,355
Intangible assets	21,686	24,065
Deferred income taxes	22,478	3,245
Other assets	87,932	99,740

Total assets	$5,133,451	$4,587,278

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$708,196	$731,074
Accrued salaries, wages and benefits	122,934	120,038
Other accrued liabilities	186,831	187,045

Advanced billings and billings in excess of costs and estimated earnings on uncompleted contracts	1,202,320	748,395
Japanese yen-denominated long-term bonds secured by Investment in Westinghouse, net	1,353,516	—
Interest rate swap contract on Japanese yen-denominated bonds	26,249	—
Short-term debt and current maturities of long-term debt	7,857	6,004

Total current liabilities	3,607,903	1,792,556
Long-term debt, less current maturities	5,737	3,579
Japanese yen-denominated long-term bonds secured by Investment in Westinghouse, net	—	1,162,007
Interest rate swap contract on Japanese yen-denominated bonds	—	8,802
Other liabilities	118,229	101,522
Minority interest	23,049	29,082
Contingencies and commitments
Shareholders’ equity
Preferred Stock, no par value, 20,000,000 shares authorized; no shares issued and outstanding	—	—
Common Stock, no par value, 200,000,000 shares authorized; 89,283,195 and 89,195,901 shares issued, respectively; and 83,575,460 and 83,535,441 shares outstanding, respectively	1,228,908	1,204,914
Retained earnings	412,973	409,376
Accumulated other comprehensive loss	(147,287)	(9,609)
Treasury stock, 5,707,735 shares and 5,660,460 shares, respectively	(116,061)	(114,951)

Total shareholders’ equity	1,378,533	1,489,730

Total liabilities and shareholders’ equity	$5,133,451	$4,587,278

THE SHAW GROUP INC. AND SUBSIDIARIES
FOR THE THREE AND NINE MONTHS ENDED MAY 31, 2009 AND 2008
REVENUES BY GEOGRAPHY
(In millions)

	Three Months				Nine Months
			2008				2008
	2009		(Restated)		2009		(Restated)
	(In millions)%		(In millions)%		(In millions)%		(In millions)%
United States	$1,429.0	77	$1,404.5	78	$4,244.5	78	$4,066.3	78
Asia/Pacific Rim	276.2	15	153.9	8	674.7	12	352.8	7
Middle East	74.0	4	185.7	10	303.5	6	544.1	11
Canada	15.6	1	7.5	—	27.9	1	16.0	—
Europe	35.5	2	45.7	3	102.5	2	141.7	3
South America and Mexico	11.9	1	9.5	1	43.5	1	25.9	1
Other	6.2	—	6.3	—	19.8	—	23.0	—

Total revenues	$1,848.4	100	$1,813.1	100	$5,416.4	100	$5,169.8	100

BACKLOG BY SEGMENT
(In millions)

	May 31, 2009%		August 31, 2008%
Fossil & Nuclear	$13,886.2	61	$6,109.7	39
E&I	5,269.6	23	5,155.4	33
E&C	1,464.9	6	2,175.5	14
Maintenance	1,717.8	8	1,423.3	9
F&M	534.1	2	763.1	5

Total backlog	$22,872.6	100	$15,627.0	100

REVENUES AND GROSS PROFIT BY SEGMENT
FOR THE THREE AND NINE MONTHS ENDED MAY 31, 2009 AND 2008
(In millions, except percentages)

	Three Months		Nine Months
		2008		2008
	2009	(Restated)	2009	(Restated)
Revenues
Fossil & Nuclear	$644.5	$681.0	$1,873.1	$1,918.7
E&I	451.8	349.6	1,303.1	1,083.9
E&C	339.0	338.3	992.0	907.9
Maintenance	232.5	309.8	739.3	844.9
F&M	179.4	133.5	505.3	412.2
Corporate	1.2	0.9	3.6	2.2

Total revenues	$1,848.4	$1,813.1	$5,416.4	$5,169.8

Gross profit
Fossil & Nuclear	$34.1	$48.4	$54.7	$125.6
E&I	36.5	25.2	111.3	73.8
E&C	40.9	44.8	154.0	76.8
Maintenance	5.9	17.7	16.1	44.3
F&M	44.3	35.7	113.7	108.6
Corporate	1.3	1.1	3.6	2.8

Total gross profit	$163.0	$172.9	$453.4	$431.9

Gross profit percentage
Fossil & Nuclear	5.3%	7.1%	2.9%	6.5%
E&I	8.1%	7.2%	8.5%	6.8%
E&C	12.1%	13.2%	15.5%	8.5%
Maintenance	2.5%	5.7%	2.2%	5.2%
F&M	24.7%	26.7%	22.5%	26.3%
Corporate	NM	NM	NM	NM

Total gross profit percentage	8.8%	9.5%	8.4%	8.4%

NM — Not Meaningful

*

The Shaw Group Inc. believes it is important that we discuss our operating results excluding the Investment in Westinghouse segment. We acquired a 20 percent interest in Westinghouse in October 2006. We have classified the Investment in Westinghouse as a separate operating segment. The majority of the activity related to this segment will be recorded below the operating income line. During the quarter, we have recorded interest expense, as well as other significant non-cash charges related to the investment. We believe that presenting our financial results excluding the Investment in Westinghouse segment is important to investors and management to demonstrate the profitability of our other segments, as well as to point out certain non-cash charges related to this investment.
THE SHAW GROUP INC.
RECONCILIATION OF SHAW CONSOLIDATED RESULTS TO SHAW EXCLUDING INVESTMENT IN WESTINGHOUSE SEGMENT
FOR THE THREE MONTHS ENDED MAY 31, 2009

	Q3 FY 2009
	Quarter ended May 31, 2009
		Westinghouse	Excluding
(in millions, except per share data)	Consolidated	Segment	Westinghouse
Revenues	$1,848.4	$0.0	$1,848.4
Cost of revenues	1,685.4	0.0	1,685.4

Gross profit	163.0	0.0	163.0

General and administrative expenses	78.6	(0.0)	78.6

Operating income (loss)	84.4	0.0	84.4

Interest expense	(0.9)	0.0	(0.9)
Interest expense on JPY-denominated bonds including accretion and amortization	(39.5)	(39.5)	0.0
Interest income	1.9	0.0	1.9
Foreign currency translation gains (losses) on JPY-denominated bonds, net	(33.2)	(33.2)	0.0
Other foreign currency transaction gains (losses), net	1.3	0.0	1.3
Other income (expense), net	0.3	0.0	0.3

	(70.1)	(72.7)	2.6

Income (loss) before income taxes, minority interest, earnings (losses) from unconsolidated entities	14.3	(72.7)	87.0
Provision (benefit) for income taxes	6.8	(28.1)	34.9

Income (loss) before minority interest and earnings (losses) from unconsolidated entities	7.5	(44.6)	52.1

Minority interest	(4.4)	0.0	(4.4)
Income from 20% Investment in Westinghouse, net of income taxes	4.3	4.3	0.0
Earnings (losses) from unconsolidated entities, net of income taxes	0.5	0.0	0.5

Net income (loss)	$7.9	$(40.3)	$48.2

Net income (loss) per common share:
Basic income (loss) per common share	$0.09	$(0.49)	$0.58

Diluted income (loss) per common share	$0.09	$(0.48)	$0.57

Weighted average shares outstanding:
Basic	83.3	83.3	83.3
Diluted	84.6	84.6	84.6

THE SHAW GROUP INC.
RECONCILIATION OF SHAW CONSOLIDATED RESULTS TO SHAW EXCLUDING INVESTMENT IN WESTINGHOUSE SEGMENT
FOR THE THREE MONTHS ENDED MAY 31, 2008
(in millions, except per share data)

	Q3 FY 2008 (Restated)
	Quarter ended May 31, 2008
		Westinghouse	Excluding
	Consolidated	Segment	Westinghouse
Revenues	$1,813.1	$0.0	$1,813.1
Cost of revenues	1,640.2	0.0	1,640.2

Gross profit	172.9	0.0	172.9

General and administrative expenses	72.3	0.1	72.2

Operating income (loss)	100.6	(0.1)	100.7

Interest expense	(1.6)	0.0	(1.6)
Interest expense on JPY-denominated bonds including accretion and amortization	(10.0)	(10.0)	0.0
Interest income	4.5	0.0	4.5
Foreign currency translation gains (losses) on JPY-denominated bonds, net	(8.5)	(8.5)	0.0
Other foreign currency transaction gains (losses), net	2.0	0.0	2.0
Other income (expense), net	1.2	0.1	1.1

Income (loss) before income taxes, minority interest, earnings (losses) from unconsolidated entities	88.2	(18.5)	106.7
Provision (benefit) for income taxes	32.9	(8.0)	40.9

Income (loss) before minority interest and earnings (losses) from unconsolidated entities	55.3	(10.5)	65.8

Minority interest	(11.2)	0.0	(11.2)
Income from 20% Investment in Westinghouse, net of income taxes	5.8	5.8	0.0
Earnings (losses) from unconsolidated entities, net of income taxes	2.1	0.0	2.1

Net income (loss)	$52.0	($4.7)	$56.7

Net income (loss) per common share:
Basic income (loss) per common share	$0.63	$(0.06)	$0.69

Diluted income (loss) per common share	$0.62	$(0.05)	$0.67

Weighted average shares outstanding:
Basic	82.5	82.5	82.5
Diluted	84.3	84.3	84.3

The Shaw Group Inc. defines EBITDA as earnings before interest expense, income taxes, depreciation and amortization. EBITDA is an important financial measure used by The Shaw Group Inc. to assess performance. Although it is calculated using components derived from our GAAP financial statements, EBITDA itself is not a GAAP measure. The following table reflects the company’s calculation of EBITDA and EBITDA percentage. Calculations of EBITDA should not be viewed as a substitute for calculations under GAAP, including cash flow from operations, operating income and net income. In addition, EBITDA calculations by one company may not be comparable to EBITDA calculations made by another company.
RECONCILIATION OF EBITDA CALCULATION FOR THE THREE MONTHS ENDED MAY 31, 2009

	Q3 FY 2009
		Westinghouse	Excluding
(in millions)	Consolidated	Segment	Westinghouse
Net Income (Loss)	$7.9	$(40.3)	$48.2

Interest Expense	40.4	39.5	0.9
Depreciation and Amortization	14.0	—	14.0
Provision for Income Taxes	6.8	(28.1)	34.9
Income Taxes on Unconsolidated Subs	2.4	2.1	0.3
Income Taxes on Discontinued Ops	—	—	—

EBITDA	$71.5	$(26.8)	$98.3

Revenue	1,848.4	—	1,848.4

EBITDA %	3.9%	N/A	5.3%

RECONCILIATION OF EBITDA CALCULATION FOR THE THREE MONTHS ENDED MAY 31, 2008

	Q3 FY 2008 (Restated)
		Westinghouse	Excluding
(in millions)	Consolidated	Segment	Westinghouse
Net Income (Loss)	$52.0	$(4.7)	$56.7

Interest Expense	11.6	10.0	1.6
Depreciation and Amortization	12.2	—	12.2
Provision for Income Taxes	32.9	(8.0)	40.9
Income Taxes on Unconsolidated Subs	5.0	3.7	1.3
Income Taxes on Discontinued Ops	—	—	—
	—	—	—
EBITDA	113.7	1.0	112.7

Revenue	1,813.1	—	1,813.1

EBITDA %	6.3%	N/A	6.2%